February 20, 2020

Bryant Riley
Co-Chief Executive Officer
B. Riley Financial, Inc.
21255 Burbank Blvd, Suite 400
Woodland Hills, California 91367

       Re: B. Riley Financial, Inc.
           Registration Statement on Form S-3
           Filed February 14, 2020
           File No. 333-236463

Dear Mr. Riley:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Scott Anderegg, Staff Attorney at 202-551-3342 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of Trade &
Services